Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Digital Corporation:

We consent to the use of our reports dated August 26, 2016, except as to Note 20, which is as of December 21, 2016, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Western Digital Corporation, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement on Form S-4.

Our report dated August 26, 2016, on the effectiveness of internal control over financial reporting as of July 1, 2016, contains an explanatory paragraph that states Western Digital Corporation and subsidiaries acquired SanDisk Corporation on May 12, 2016, and management excluded from its assessment of the effectiveness of Western Digital Corporation and subsidiaries’ internal control over financial reporting as of July 1, 2016, SanDisk Corporation’s internal control over financial reporting associated with total assets of 17% and total revenues of 6% of the related consolidated financial statement amounts included in the consolidated financial statements of Western Digital Corporation and subsidiaries as of and for the year ended July 1, 2016. Our audit of internal control over financial reporting of Western Digital Corporation and subsidiaries also excluded an evaluation of the internal control over financial reporting of SanDisk Corporation.

/s/ KPMG LLP

Irvine, California

January 4, 2017